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                                                                                                Exhibit 11.1


                METROPOLITAN FINANCIAL CORPORATION:  COMPUTATION OF PER SHARE EARNINGS


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                                                                                      Three Months Ended
(Amounts in thousands, except per share data)                               March 31, 1994      March 31, 1993
Primary:
  Average number of common shares outstanding                                       31,042              29,441
  Net effect of dilutive stock options/warrants--based on the treasury
    stock method using average market price                                          1,028               1,592
                                                                                    32,070              31,033

Net Income                                                                         $12,185             $15,287
Dividends on preferred stock                                                          (351)               (351)

     Net Income Applicable to Common                                               $11,834             $14,936

     Net Income Per Share                                                        $    0.37           $    0.49


Fully Diluted:
  Average number of common shares outstanding                                       31,042              29,441
  Net effect of dilutive stock options/warrants--based on the treasury
    stock method using closing market price if higher than average market price      1,046               1,729
                                                                                    32,088              31,170

Net income                                                                         $12,185             $15,287
Dividends on nonconvertible preferred stock                                           (351)               (351)
     Net Income                                                                    $11,834             $14,936

     Net Income Per Share                                                        $    0.37           $    0.48



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